Exhibit 99.1

WAL-MART

STORES, INC.

(479) 273-4314    www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts Investor Relations 479/273-8446 Jay Fitzsimmons 479/273-6445 Jenifer Webb 479/277-9558

Media Relations Contact Tom Williams 479/277-0609

Pre-recorded Conference Call 402/998-1748

Wal-Mart Reports Record Sales and Earnings

BENTONVILLE, Ark., August 13, 2003 — Wal-Mart Stores, Inc. reported record earnings and sales for the quarter ended July 31, 2003. Total sales were $62.6 billion, an increase of 11.3 percent over the similar prior year quarter. Net income from continuing operations for the quarter was $2.3 billion, a 14.7 percent increase from the $2.0 billion in the similar prior year quarter. Earnings per share from continuing operations were $0.52 up from $0.45 per share in the same prior year quarter.

Net sales for the six months ended July 31, 2003, were $119.4 billion, an increase of 10.5 percent over the similar prior year period. Net income from continuing operations for the six months increased 14.7 percent to a record $4.1 billion or $0.94 earnings per share, up from $3.6 billion or $0.81 earnings per share in the same prior year period.

On May 23, 2003, Wal-Mart Stores, Inc. completed the sale of McLane Company, Inc. (“McLane”), then a wholly owned subsidiary, to Berkshire Hathaway Inc. The amounts disclosed in this release do not include McLane for the comparative periods. Earnings per share from discontinued operations including the gain on the sale of McLane were $0.04.

Lee Scott, President and CEO said, “I am pleased our associates achieved record quarterly sales and earnings. We added almost $6.4 billion in sales in the quarter and grew earnings per share from continuing operations by 16%.”

Sales were as follows:

(Dollars in billions)

	Quarter Ended July 31			Six Months Ended July 31
	2003	2002	Percent Change	2003	2002	Percent Change
Wal-Mart	$42.570	$38.641	10.2%	$81.187	$74.058	9.6%
SAM’S CLUB	8.553	7.939	7.7%	16.375	15.234	7.5%
International	11.514	9.691	18.8%	21.792	18.683	16.6%
Total Company	$62.637	$56.271	11.3%	$119.354	$107.975	10.5%

Total Company comparable sales for the quarter were up 3.2 percent which is represented by a 3.1 percent comp increase for Wal-Mart Stores and 3.6 percent comp increase for SAM’S. Total Company comparable sales for the six month period were up 2.7 percent which is represented by a 2.7 percent comp increase for Wal-Mart Stores and a 3.0 percent comp increase for SAM’S CLUB.

Wal-Mart Stores Segment:

For the second quarter, the Wal-Mart Stores segment, including Supercenters, had operating profit (profit before interest, unallocated corporate expenses, and income taxes) of $3.317 billion, an increase of 9.3 percent compared with $3.036 billion for the similar period in the previous year.

For the six month period, the Wal-Mart Stores segment, including Supercenters, had operating profit of $6.069 billion, an increase of 8.7 percent as compared with operating profit of $5.581 billion in the similar period in the prior year.

SAM’S CLUB Segment:

The SAM’S CLUB segment had an operating profit for the quarter of $309 million, an increase of 12.8 percent compared with $274 million for the similar period in the previous year.

For the six month period, the SAM’S CLUB segment had operating profit of $513 million, an increase of 4.7 percent as compared with operating profit of $490 million in the similar period in the prior year.

International Segment:

The International segment had an operating profit of $561 million for the most recent quarter, an increase of 18.9 percent compared with $472 million for the similar period in the previous year.

The International segment had an operating profit of $945 million for the six month period, an increase of 16.5 percent compared with $811 million for the similar period in the previous year.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors for approximately 36 hours from the time of the release. You may listen to this call by dialing 402-998-1748. The information included in this release and a transcript of our pre-recorded phone call will be available on our web site at www.walmartstores.com, news, news releases, earnings and dividends before the market opens.

As of July 31, 2003, the Company had 1,508 Wal-Mart stores, 1,356 Supercenters, 528 SAM’S CLUBS and 53 Neighborhood Markets in the United States. Internationally, the Company operated units in Argentina (11), Brazil (24), Canada (213), China (28), Germany (92), South Korea (15), Mexico (610), Puerto Rico (52) and United Kingdom (260).

Wal-Mart also owns a 35% interest in Seiyu, Ltd. with options to purchase up to 66.7% of that company. Seiyu operates over 400 stores located throughout Japan.

Wal-Mart employs approximately 1.1 million associates in the United States and approximately 300,000 internationally. Its securities are listed on the New York and Pacific stock exchanges under the symbol WMT.

This release contains statements that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements generally can be identified by use of phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other similar words or phrases. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. These statements discuss, among other things, expected growth, future revenues, future cash flows, future performance and the anticipation and expectations of Wal-Mart and its management as to future occurrences and trends. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, interest rate fluctuations and other capital market conditions, and other risks. We discuss certain of these matters more fully in other of our filings with the SEC, including our Annual Report on Form 10-K for our fiscal year 2003, which was filed with the SEC on April 15, 2003; this release should be read in conjunction with our Annual Report on Form 10-K, and together with all our other filings, including Current Reports on Form 8-K, made with the SEC through the date of this report. You are urged to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from historical results or from anticipated results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are made only as of the date of this report and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

WAL-MART STORES, INC., AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in millions except per share data)

	Quarter Ended July 31,
	2003	% to Sales	2002	% to Sales
Net sales	$62,637	100.00%	$56,271	100.00%
Other income-net	595	0.95%	510	0.91%

	63,232	100.95%	56,781	100.91%

Cost of sales	48,298	77.11%	43,516	77.33%

Operating, selling, and general and administrative expenses	11,142	17.79%	9,914	17.62%

Interest costs:
Debt	186	0.30%	191	0.34%
Capital leases	66	0.11%	63	0.11%
Interest income	(37)	(0.06%)	(30)	(0.05%)

	215	0.34%	224	0.40%

Income from continuing operations before income taxes and minority interest	3,577	5.71%	3,127	5.56%

Provision for income taxes	1,253	2.00%	1,092	1.94%

Income from continuing operations before minority interest	2,324	3.71%	2,035	3.62%
Minority interest	(41)	(0.07%)	(45)	(0.08%)

Income from continuing operations after minority interest and taxes	$2,283	3.64%	$1,990	3.54%
Income from discontinued operations	161	0.26%	29	0.05%

Net Income	$2,444	3.90%	$2,019	3.59%

Net income per share:
Basic earnings per share
Income from continuing operations	$0.52		$0.45
Income from discontinued operations	0.04		—

Basic earnings per share	$0.56		$0.45

Diluted earnings per share
Income from continuing operations	$0.52		$0.45
Income from discontinued operations	0.04		—

Diluted earnings per share	$0.56	$0.45

Average number of common shares:
Basic	4,378	4,438
Dilutive	4,388	4,452

Certain reclassifications have been made to prior periods to conform to current presentations.

Consolidated Statements of Income

(Unaudited)

(Amounts in millions except per share data)

	Six Months Ended July 31,
	2003	% to Sales	2002	% to Sales
Net sales	$119,354	100.00%	$107,975	100.00%
Other income-net	1,101	0.92%	932	0.86%

	120,455	100.92%	108,907	100.86%

Cost of sales	92,216	77.26%	83,652	77.47%

Operating, selling, and general and administrative expenses	21,360	17.90%	19,114	17.70%

Interest costs:
Debt	361	0.30%	414	0.38%
Capital leases	139	0.12%	129	0.12%
Interest income	(75)	(0.06%)	(66)	(0.06%)

	425	0.36%	477	0.44%

Income from continuing operations before income taxes and minority interest	6,454	5.41%	5,664	5.25%

Provision for income taxes	2,259	1.89%	1,992	1.84%

Income from continuing operations before minority interest	4,195	3.51%	3,672	3.40%

Minority interest	(83)	(0.07%)	(86)	(0.08%)

Income from continuing operations after minority interest and taxes	4,112	3.45%	3,586	3.32%

Income from discontinued operations	193	0.16%	64	0.06%

Net income	$4,305	3.61%	$3,650	3.38%

Net income per share:
Basic earnings per share
Income from continuing operations	$0.94		$0.81
Income from discontinued operations	0.04		0.01

Basic earnings per share	$0.98	$0.82

Diluted earnings per share
Income from continuing operations	$0.94	$0.81
Income from discontinued operations	0.04	0.01

Diluted earnings per share	$0.98	$0.82

Average number of common shares:
Basic	4,382	4,445
Dilutive	4,392	4,460

Certain reclassifications have been made to prior periods to conform to current presentations.

WAL-MART STORES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

SUBJECT TO RECLASSIFICATION

(Amounts in millions)

	July 31, 2003	July 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$4,472	$2,263
Receivables	1,062	1,264
Inventories	25,684	23,554
Prepaid expenses and other	935	905
Assets of discontinued operation	—	1,442

Total current assets	32,153	29,428

Property, plant and equipment	66,097	57,256
Accumulated depreciation	(14,792)	(12,370)

Net property, plant and equipment	51,305	44,886

Net property under capital leases	3,211	3,057
Net goodwill and other acquired intangible assets	9,573	8,854
Other assets and deferred charges	2,544	1,793
Other assets of discontinued operation	—	740

Total assets	$98,786	$88,758

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Commercial paper	$1,600	$1,453
Accounts payable	17,484	16,530
Accrued liabilities	9,197	7,543
Accrued income taxes	752	640
Long-term debt due within one year	3,623	3,031
Obligations under capital leases due within one year	177	155
Liabilities of discontinued operations	—	679

Total current liabilities	32,833	30,031

Long-term debt	17,227	16,189
Long-term obligations under capital leases	2,980	2,877
Liabilities of discontinued operations	—	14
Deferred income taxes	1,721	1,231
Deferred income	50	74
Minority interest	1,381	1,266
Shareholders’ equity
Common stock and capital in excess of par value	2,492	2,282

Retained earnings	36,319	32,587
Year-to-date net income	4,305	3,650
Cash dividends	(788)	(666)
Pension adjustment	(206)	—
Other accumulated comprehensive income	472	(777)

Total shareholders’ equity	42,594	37,076

Total liabilities and shareholders’ equity	$98,786	$88,758

Certain reclassifications have been made to prior periods to conform to current presentations.

WAL-MART STORES, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Six Months Ended
	July 31, 2003	July 31, 2002
Cash flows from operating activities:

Net Income from continuing operations	$4,112	$3,586

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,842	1,569
Decrease in accounts receivable	320	102
Increase in inventories	(1,126)	(1,515)
Increase in accounts payable	856	1,229
Increase/(decrease) in accrued liabilities	316	(49)
Other	(53)	85

Net cash provided by operating activities of continuing operations	6,267	5,007
Net cash provided by operating activities of discontinued operations	50	75

Net cash provided by operating activities	6,317	5,082

Cash flows from investing activities:
Payments for property, plant, and equipment	(4,646)	(4,396)
Disposal of assets	241	133
Proceeds from sale of McLane	1,500	—
Other investing activities	125	137

Net cash used in investing activities of continuing operations	(2,780)	(4,126)
Net cash used in investing activities of discontinued operations	(176)	(78)

Net cash used in investing activities	(2,956)	(4,204)

Cash flows from financing activities:
Increase (decrease) in commercial paper	(973)	713
Dividends paid	(788)	(666)
Payment of long-term debt	(1,361)	(649)
Proceeds from issuance of long-term debt	3,127	1,526
Purchase of Company stock	(1,447)	(1,672)
Other financing activities	(113)	(125)

Net cash used in financing activities of continuing operations	(1,555)	(873)
Net cash used in financing activities of discontinued operations	—	—

Net cash used in financing activities	(1,555)	(873)

Effect of exchange rates on cash	(92)	122

Net increase in cash and cash equivalents	1,714	127
Cash and cash equivalents at beginning of period	2,758	2,161

Cash and cash equivalents at end of period*	$4,472	$2,288

*Includes cash and cash equivalents of discontinued operation of $25 million for 2002.

Certain reclassifications have been made to prior periods to conform to current presentations.